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                       [VION PHARMACEUTICALS, INC. LOGO]


                               COMPANY CONTACT: VION PHARMACEUTICALS, INC.
                                                Howard B. Johnson, President
                                                (203) 498-4210 phone



     VION RECEIVES FAST TRACK DESIGNATION FOR CLORETAZINE(TM) (VNP40101M) IN
                  RELAPSED OR REFRACTORY ACUTE MYELOID LEUKEMIA


NEW HAVEN, CT, MARCH 8, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that it had received fast track designation from the U.S. Food and Drug Administration (FDA) for CLORETAZINE(TM) (VNP40101M) in relapsed or refractory acute myeloid leukemia (AML).

The FDA's fast track programs are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

An estimated 11,920 individuals will develop AML and an estimated 8,870 will die from the disease in the United States in 2004 (Source: CA: A Cancer Journal for Clinicians, January/February 2004). Many patients with AML respond favorably to initial chemotherapy, but in most the disease recurs and ultimately becomes resistant to additional treatment.

Alan Kessman, Chief Executive Officer, stated, "Our preclinical and initial clinical data indicate that CLORETAZINE(TM) (VNP40101M) has the potential to improve treatment for patients with relapsed or refractory AML, and therefore, we are very pleased that the FDA has given the agent fast track status. We look forward to working closely with the FDA as we continue to evaluate CLORETAZINE(TM) (VNP40101M) in current and future clinical trials."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: Triapine(R), a potent inhibitor of a key step in DNA synthesis and CLORETAZINE(TM) (VNP40101M), a unique sulfonyl hydrazine DNA alkylating agent. Agents in preclinical studies include:
TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors and KS119, a hypoxia-selective compound from the sulfonyl hydrazine class. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for



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the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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